                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K
                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): October 16, 2007


                             PATAPSCO BANCORP, INC.
                             ----------------------
             (Exact Name of Registrant as Specified in its Charter)


        Maryland                       0-28032                  52-1951797
-------------------------------------------------------------------------------
(State or Other Jurisdiction         (Commission             (I.R.S. Employer
of Incorporation)                    File Number)           Identification No.)


            1301 Merritt Boulevard, Dundalk, Maryland       21222
            -----------------------------------------------------
             (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (410) 285-1010
                                                           --------------

                                 Not applicable
              -----------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02    RESULTS OF OPERATIONS AND FINANCIAL CONDITION
             ---------------------------------------------

     The following information is furnished with respect to the unaudited financial results for the quarter ended September 30, 2007 for Patapsco Bancorp, Inc. ("Patapsco Bancorp").

     Bradford Bancorp, Inc. has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-1 concerning its transaction with Patapsco Bancorp that includes a preliminary version of a proxy statement of Patapsco Bancorp and that also includes certain other information regarding Bradford Bancorp. The Form S-1 has not yet become effective. The parties will file other relevant documents concerning the proposed transaction with the SEC. Following the Form S-1 being declared effective by the SEC, Patapsco Bancorp intends to mail the final proxy statement/prospectus to its shareholders. Such final documents, however, are not currently available. WE URGE INVESTORS TO READ THE FINAL PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

      Investors may obtain these documents, if and when they become available, free of charge at the SEC's Web site (www.sec.gov). In addition, documents filed with the SEC by Bradford Bancorp will be available free of charge from the Secretary of Bradford Bancorp at 6910 York Road, Baltimore, Maryland 21212. Documents filed with the SEC by Patapsco Bancorp will be available free of charge from the Secretary of Patapsco Bancorp at 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194.

      The directors, executive officers, and certain other members of management and employees of Patapsco Bancorp may be soliciting proxies in favor of the merger from the shareholders of Patapsco Bancorp. Information about the directors and executive officers of Patapsco Bancorp is set forth in its Annual Report on Form 10-KSB filed on September 26, 2007 for the year ended June 30, 2007 (the "Form 10-KSB"). Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

      This communication shall not constitute an offer to sell or the solicitation of and offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

                  RECENT DEVELOPMENTS OF PATAPSCO BANCORP, INC.

      The following tables contain certain information concerning the consolidated financial position and results of operations of Patapsco Bancorp. The data at June 30, 2007 is derived in part from Patapsco Bancorp's audited consolidated financial statements that appear in its Form 10-KSB. You should read this information in connection with the audited financial statements included in the Form 10-KSB. The information at September 30, 2007, and for the three months ended September 30, 2007 has not been audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation. The results of operations for the three months ended September 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year.


                                        SEPTEMBER 30,                  %
(Dollars in thousands)                     2007      JUNE 30, 2007  CHANGE
-----------------------------------------------------------------------------
FINANCIAL CONDITION DATA:
Total assets..........................    $257,366     $255,458        0.75%
Investment securities.................      11,897       13,147       (9.51)
Loans receivable, net.................     222,119      220,239        0.85
Cash and cash equivalents.............       8,664        7,470       15.98
Goodwill..............................       2,955        2,955           -
Intangible assets.....................         335          348       (3.74)
Deposits..............................     189,673      189,712       (0.02)
Federal Home Loan Bank advances.......      42,300       38,800        9.02
Other borrowings......................       5,000        5,000           -
Total stockholders' equity............      18,495       18,916       (2.23)
-----------------------------------------------------------------------------



                               THREE MONTHS ENDED
                                  SEPTEMBER 30,
-------------------------------------------------------------
(Dollars in thousands)             2007     2006   % CHANGE
-------------------------------------------------------------
OPERATING DATA:
Interest income ................. $4,340   $3,838    13.08%
Interest expense.................  2,156    1,633    32.03
Net interest income..............  2,184    2,205    (0.95)
Provision for loan losses........    150       40   275.00
Net interest income after
   provision for loan losses.....  2,034    2,165    (6.05)
Other income.....................    207      187    10.70
Other expenses...................  1,799    1,785     0.78
Income before income taxes.......    442      567   (22.05)
Income taxes.....................    263      211    24.64
Net income.......................    179      356   (49.72)
Basic earnings per share.........   $0.09    $0.19  (52.63)
Diluted earnings per share.......   $0.09    $0.19  (52.63)
-------------------------------------------------------------


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

                                           AT OR FOR THE
                                        THREE MONTHS ENDED
                                           SEPTEMBER 30,
                                      ----------------------
(Quarterly data is annualized)           2007      2006
------------------------------------------------------------
PERFORMANCE RATIOS:
Return on average assets..............    0.28%     0.62%
Return on average equity..............    3.81      7.69
Interest rate spread .................    3.35      3.77
Net interest margin ..................    3.64      4.07
Non-interest expense to average assets    2.83      3.09
Efficiency ratio .....................   75.28     74.61
Average interest-earning assets to
   average interest-bearing
   liabilities........................  108.07    109.84
Average equity to average assets......    7.37      8.04

CAPITAL RATIOS (1):
Tier 1 capital to average assets......    7.68%     7.78%
Tier 1 capital to risk-weighted assets    9.67     10.17
Total capital to risk-weighted assets.   10.25     10.75

ASSET QUALITY RATIOS:
Allowance for loan losses as a
   percent of total loans.............    0.52%     0.49%
Allowance for loan losses as a
   percent of Non-performing loans....  195.70    367.60
Net charge-offs (annualized) to
   average outstanding loans
   during the period..................    0.19      0.07
Non-performing loans as a percent
   of total loans.....................    0.27      0.14
Non-performing assets as a percent of
   total assets.......................    0.23      0.13

------------------------------------------------------------
(1) Ratios are for The Patapsco Bank.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2007 AND JUNE 30, 2007

      Patapsco Bancorp's assets increased by $1.9 million, or 0.75% to $257.4 million at September 30, 2007 from $255.5 million at June 30, 2007.

      Total loans grew by $1.9 million or 0.85% to $222.1 million at September 30, 2007 from $220.2 million at June 30, 2007. Growth in commercial business loans of $1.9 million, residential mortgage loans of $1.2 million, and commercial real estate loans of $0.3 million offset decreases in construction loans of $0.8 million and commercial leases of $0.7 million. Securities available for sale decreased by $1.2 million to $11.9 million at September 30, 2007 from $13.1 million at June 30, 2007 as maturities and amortization of the mortgage-backed securities portfolio was not replaced by new purchases of investment securities.

      Interest-bearing deposits increased $1.1 million, or 0.6%, to $179.0 million at September 30, 2007 from $177.9 million at June 30, 2007. Non-interest bearing deposits decreased $1.1 million, or 9.4%, to $10.6 million at September 30, 2007 from $11.7 million at June 30, 2007. Borrowings from the Federal Home Loan Bank of Atlanta increased by $3.5 million as the increase in short-term borrowings of $7.7 million partially offset a $4.2 million decrease in long-term borrowings. The increase in borrowings was used to replace $3.3 million in higher priced brokered deposits that matured in the period. During the quarter, accrued expenses and other liabilities decreased by $1.1 million, or 37.4%, due primarily to escrow disbursements for property taxes of residential mortgage borrowers. The decrease in stockholders' equity resulted primarily from holders of shares in the now terminated employee stock ownership plan exercising their option to sell the shares back to Patapsco Bancorp.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007 AND SEPTEMBER 30, 2006

     NET INCOME. Patapsco Bancorp's net income decreased by $177,000, or 49.7%, to $179,000 for the quarter ended September 30, 2007 from $356,000 for the quarter ended September 30, 2006. The decrease in Patapsco Bancorp's net income during the three-month period was due to a higher provision for loan losses, higher merger-related professional fees, a higher effective tax rate resulting from the merger-related expenses being non-tax deductible and a slight decrease in net interest income partially offset by slightly higher non-interest income.

     INTEREST INCOME. Total interest income increased by $502,000, or 13.1%, to $4.3 million for the quarter ended September 30, 2007 from $3.8 million for the quarter ended September 30, 2006. Higher average balances and rates earned on the loan portfolio offset lower volumes in other interest-bearing assets. The yield on earning assets increased by 15 basis points to 7.23% in the quarter ended September 30, 2007 compared to 7.08% in the quarter ended September 30, 2006 due to assets re-pricing at higher current market rates.

     Interest income on loans receivable increased by $533,000, or 14.8%, to $4.1 million for the quarter ended September 30, 2007 from $3.6 million for the quarter ended September 30, 2006. The increase in interest income on loans receivable during the three-month period was due primarily to the increase in the average balance of loans receivable and to a lesser extent, an increase in the average yield earned on the loan portfolio. During the three months ended September 30, 2007 as compared to the same period in 2006, the average loans receivable balance increased by $26.1 million to $221.6 million from $195.5 million and the average yield increased by 9 basis points to 7.46% from 7.37%. Average loan balances increased due to originations offsetting pay-offs and amortizations. Loans yields increased due to loans funding and re-pricing at higher current interest rates.

     Interest income on investment securities, including investments required by law, decreased by $32,000 or 15.0% as the $3.9 million decrease in the average balance was only partially offset by higher rates earned on these investments.

     Interest income on federal funds sold and other investments increased $1,000 or 4.0% to $26,000 as higher average balances outstanding offset lower rates earned.

     INTEREST EXPENSE. Total interest expense increased by $523,000, or 32.0%, to $2.1 million for the quarter ended September 30, 2007 from $1.6 million for the quarter ended September 30, 2006 due to both higher rates paid and higher average balances of interest-bearing liabilities. Interest expense on deposits increased by $436,000 or 38.2% to $1.6 million from $1.1 million due to both higher rates paid on deposits and higher average balances outstanding. Interest expense on short-term borrowings increased $31,000, or 91.1%, due to higher average balances outstanding offsetting lower rates paid on such liabilities. Interest expense on long-term borrowings increased $56,000, or 12.2%, due to higher rates paid combined with higher average balances outstanding.

      NET INTEREST INCOME. Patapsco Bancorp's net interest income decreased by $21,000, or 0.95%, to $2.2 million for the quarter ended September 30, 2007 compared to the same quarter in 2006. The decrease in net interest income during the comparable three-month periods was primarily due to higher volumes of and higher rates paid on interest-bearing liabilities offsetting higher volumes of interest-earning assets and slightly higher rates earned on these assets. The net interest margin decreased to 3.64% in the quarter ended September 30, 2007 from 4.07% in the quarter ended September 30, 2006.


                                                   THREE MONTHS ENDED SEPTEMBER 30,
                                     ----------------------------------------------------------
                                                  2007                           2006
                                     ----------------------------------------------------------
(Dollars in thousands)               Average              Yield/    Average             Yield/
                                     Balance   Interest   Cost      Balance   Interest   Cost
-----------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
  Loans                              $221,625  $4,133     7.46%     $195,468  $3,600    7.37%
  Securities available for sale        15,179     181     4.77        19,051     213    4.48
  Other interest-earning assets         3,314      26     3.19         2,264      25    4.43
                                     --------  ------               --------  ------
     Total interest-earning assets    240,118   4,340     7.23       216,783   3,838    7.08
Non-interest-earning assets            14,339                         13,914
                                     --------                       --------
     Total assets                    $254,457                       $230,697
                                     --------                       --------
LIABILITIES AND STOCKHOLDERS'
EQUITY:
INTEREST-BEARING LIABILITIES:
  Deposits                            177,734   1,576     3.55       156,779   1,140    2.91
  Short-term borrowings                 4,750      65     5.45         2,424      34    5.59
  Long-term borrowings                 39,712     515     5.18        38,167     459    4.81
                                     --------  ------               --------  ------
     Total interest-bearing
       liabilities                    222,196   2,156     3.88       197,370   1,633    3.31
  Non-interest-bearing
   liabilities                          3,499                         14,785
                                     --------                       --------
     Total liabilities                235,695                        212,155

     Total stockholders' equity        18,762                         18,542
                                     --------                       --------
      Total liabilities and
        stockholders' equity         $254,457                       $230,697
                                     --------                       --------
   Net interest income                         $2,184                         $2,205
                                               ------                         ------
   Interest rate margin                                   3.64%                         4.07%
                                                          -----                         -----
   Net interest spread                                    3.35%                         3.77%
                                                          -----                         -----
   Ratio of interest-earning
     assets to interest-bearing
     liabilities                                         108.07%                       109.84%
----------------------------------------------------------------------------------------------

     PROVISION FOR LOAN LOSSES. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for loan losses. The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies," or SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." The adequacy of the allowance for loan losses is determined through a continuous review of the loan and lease portfolio and considers factors such as prior loss experience, type of collateral, industry standards, amount and type of past due loans in Patapsco Bancorp's loan portfolio, current economic conditions, both national and local, and other factors unique to particular loans and leases in the portfolio. Patapsco Bancorp's management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio.

     The provision for loan losses was $150,000 in the quarter ended September 30, 2007, compared to $40,000 for the quarter ended September 30, 2006. The increase in the provision is primarily due to higher net charge-offs and weakness in the commercial lease portfolio. Patapsco Bancorp's allowance for loan losses as a percentage of total loans outstanding increased to 0.52% of total loans at September 30, 2007 from 0.50% at June 30, 2007. Patapsco Bancorp's allowance for loan losses as a percentage of non-performing loans was 195.7% at September 30, 2007 as compared to 230.3% at June 30, 2007. Patapsco Bancorp has concluded, after analyzing the non-performing loan portfolio and the factors mentioned above, that the allowance is adequate.

     Activity in the allowance for loan losses is as follows (dollars in thousands):



                                              THREE MONTHS ENDED
                                                 SEPTEMBER 30,
                                             ----------------------
                                                2007         2006
                                             ----------------------
Balance at beginning of period                 $1,110      $1,000
LOANS CHARGED OFF:
  Real estate mortgage                              -           -
  Commercial loan                                   -           -
  Commercial lease                                 78          77
  Consumer                                         49          29
                                             ----------------------
    Total charge-offs                             127         106

RECOVERIES:
  Real estate mortgage                              -           -
  Commercial loan                                   2          22
  Commercial lease                                  6          33
  Consumer                                         12          18
                                             ----------------------
    Total recoveries                               20          73
Net loans charged-off                             107          33
Provision for loan losses                         150          40
                                             ----------------------
Balance at end of period                       $1,153      $1,007
                                             ----------------------
Ratio of net charge-offs (annualized)
  to average loans outstanding during
  the period                                     0.19%       0.07%
Ratio of allowance to nonperforming loans      195.70%      367.6%


     The following table sets forth information with respect to Patapsco Bancorp's nonperforming assets at the dates indicated.


                                    AT SEPTEMBER 30,    AT JUNE 30,
(Dollars in thousands)                 2007               2007
--------------------------------------------------------------------
Loans accounted for on a
non-accrual basis (1)
  REAL ESTATE:
     Residential                       $ 168              $ 168
     Commercial                            -                  -
     Construction                          -                  -
  Consumer                                24                 14
  Commercial loan/lease                  397                300
                                     ------------------------------
    Total                              $ 589              $ 482

Accruing loans that are
  contractually past due
  90 days or more                          -                  -
    Total                                589                482
                                     ------------------------------
    Total nonperforming loans          $ 589              $ 482
                                     ------------------------------
Percentage of total loans               0.27%              0.22%
                                     ------------------------------
Other nonperforming assets (2)         $   5              $   5
-------------------------------------------------------------------

(1)Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectability of the loan.
(2)Other nonperforming assets represent property acquired by Patapsco Bancorp through foreclosure or repossession.

     At September 30, 2007, non-accrual loans included one residential mortgage loan with a balance of $168,000. The property securing this loan was sold at foreclosure auction in October 2007 at a price that will result in a full recovery of principal, interest and expenses. Additionally, there were three commercial loans with a balance of $358,000 with 85% SBA guarantees, three commercial equipment leases totaling $39,000 and three consumer loans with a balance of $24,000. Other repossessed assets represents the estimated fair value, less selling costs, of a truck that was repossessed in connection with a nonperforming equipment lease.

     NON-INTEREST INCOME. Patapsco Bancorp's non-interest income consists of deposit fees, service charges, income, from bank owned life insurance ("BOLI") and gains. The decrease in stockholders equity primarily as a result of holder of shares with the now terminated employee stock ownership plan exercising their option to sell the shares back to Patapsco Bancorp, on the sale of loans, securities and other assets. Total non-interest income increased by $20,000, or 10.7%, to $207,000 for the quarter ended September 30, 2007 from $187,000 for the quarter ended September 30, 2006. The increase was primarily a result of higher service charges on deposits.

     NON-INTEREST EXPENSES. Total non-interest expenses increased by $14,000, or 0.78%, to $1.79 million for the quarter ended September 30, 2007 from $1.78 million for the quarter ended September 30, 2006. Increased professional fees, equipment expenses, occupancy costs and telephone, postage and delivery expenses were partially offset by decreases in compensation costs, other expenses and advertising. Professional fees expense includes $109,000 of merger-related legal and accounting expenses.

     INCOME TAXES. Income tax expense was $263,000 (or 59.5% of income before the provision for income taxes) and $211,000 (or 37.2% of income before the provision for income taxes) for the periods ended September 30, 2007 and 2006, respectively. The large increase in the effective tax rate is a result of the non-deductibility of the above-mentioned merger-related professional fees.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                    PATAPSCO BANCORP, INC.



Date: October 16, 2007              By: /s/ Michael J. Dee
                                        --------------------------------------
                                        Michael J. Dee
                                        President, Chief Executive Officer and
                                           Chief Financial Officer